SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 1, 2006

New World Restaurant Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-27148	13-3690261
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1687 Cole Boulevard
Golden, Colorado 80401
(Address of Principal Executive Offices) (Zip Code)

(303) 568-8000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 8.01             OTHER EVENTS

This voluntary disclosure is made to correct errors in an article in the December 2006 publication of 5280 Magazine entitled “The Science of the Midday Meal” referencing Einstein Bros. Bagels, a wholly-owned subsidiary of New World Restaurant Group, Inc. and an error in the December 4, 2006 edition of Nation’s Restaurant News within the article entitled “New World set to franchise flagship brand Einstein Bros.”

Within the 5280 Magazine article, references were made to the number of bagels sold on an average day, an average number of breakfast customers, annual dough production and annual cream cheese production. The statements should correctly read:

•                  “By the end of an average day, each Einstein Bros. location sells approximately 68 dozen bagels.”

•                  “Einstein Bros. does most of its business at breakfast, with an average of 1,602 customers stopping into each location weekly for bagels, coffee and breakfast sandwiches.”

•                  “The company’s factories and third-party suppliers produce dough for approximately 145 million Einstein Bros. bagels annually.”

•                  “And for those bagels, the company’s third-party suppliers annually whip up approximately 5.3 million pounds of cream cheese.”

The average numbers in the first two bullets above are specific to Einstein Bros. Bagels and were calculated using annualized data from the period beginning fourth quarter of fiscal 2005 and ending third quarter of fiscal 2006.

Additionally, a statement in the Nation’s Restaurant News article should correctly read: “Einstein’s Bros. annual average-unit net sales are approximately $860,000, the company reported.”

This information is provided only for purposes of correcting errors within the aforementioned articles. The information provided in this Form 8-K was based on historical facts and may not be indicative of future results. New World Restaurant Group, Inc. does not intend to nor does it have a responsibility to update or provide this information in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW WORLD RESTAURANT GROUP, INC.

Date: December 8, 2006	/s/ Richard P. Dutkiewicz
Richard P. Dutkiewicz
Chief Financial Officer